Exhibit 99.1

WHITING USA TRUST II The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

Whiting USA Trust II Announces Trust Quarterly DISTRIBUTION

Austin, Texas, August 7, 2017 –  Whiting USA Trust  II  (OTC Symbol – WHZT) announced today that the Trust will make a distribution to unitholders in the third quarter of 2017, which relates to net profits generated during the second quarterly payment period of 2017. Unitholders of record on August 19, 2017 (which results in an effective record date of August 18, 2017 due to the 19th of August falling on a non-trading day) will receive a distribution of $0.092270 per unit, which is payable on or before August 29, 2017 (the “August 2017 distribution”).

As of the date of this press release, 99.9% of the Trust’s total 18,400,000 units outstanding were held by Cede & Co. (The Depository Trust Corporation’s nominee) as the official unitholder of record. The effective record date of August 19, 2017 for this distribution is only applicable to unitholders of record such as Cede & Co., and the ex-date, as set by The Financial Industry Regulatory Authority, Inc., or FINRA, actually determines which street name holders will be eligible to receive the August 2017 distribution.

Sales volumes, net profits and selected performance metrics for the quarterly payment period were:

Sales volumes:
Oil (Bbl)(1)(2)	238,914
Natural gas (Mcf)	269,627
Total (BOE)	283,852
Gross proceeds:
Oil sales(1)(2)	$10,220,814
Natural gas sales	803,131
Total gross proceeds	$11,023,945
Costs:
Lease operating expenses(3)	$7,684,476
Production taxes(4)	319,602
Development costs	907,618
Cash settlements on commodity derivatives(5)	-
Total costs	$8,911,696
Net profits	$2,112,249
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$1,901,024
Provision for estimated Trust expenses	(200,000)
Montana state income taxes withheld	(3,256)
Net cash proceeds available for distribution	$1,697,768
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$0.092270
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$42.78
Natural gas average realized price (per Mcf)(6)	$2.98
Lease operating expenses (per BOE)	$27.07
Production tax rate (percent of total gross proceeds)(3)	2.9%

__________

(1)	Oil includes natural gas liquids.
(2)

The August 2017 distribution includes oil production of 6,995 Bbls attributable to the first Keystone South farm-out well, which production generated oil sales of $0.3 million during the second quarterly payment period of 2017.

(3)

Lease operating expenses increased $1.1 million (or 17%) from $6.6 million during the first quarterly payment period of 2017 to $7.7 million during the second quarterly payment period of 2017 primarily due to differences in timing associated with invoices received and paid for non-operated properties between periods. However, lease operating expenses attributable to the nine months ending September 30, 2017  (which includes the forthcoming August 2017 distribution) declined $0.9 million (or 4%) as compared to the nine months ended September 30, 2016.

(4)

Production taxes and production taxes as a percent of total gross proceeds decreased during the second quarterly payment period of 2017 when compared to the first quarterly payment period of 2017 primarily due to certain wells within the Torchlight field in Wyoming being granted a “stripper well” production tax exemption, which reduced the tax rate for production volumes from these wells and resulted in a tax refund of $0.2 million related to prior periods.

(5)

All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets.  Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.

(6)

The average sales price of natural gas for the gas production months within the distribution period exceeded the average NYMEX gas prices for those same months within the period due to the “liquids-rich” content of a portion of the natural gas volumes produced by the underlying properties.

The Trust’s net profits interest (“NPI”), which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

Trust Termination

The Trust will wind up its affairs and terminate shortly after the earlier of (a) the NPI termination date or (b) the sale of the net profits interest. The NPI termination date is the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, which is estimated to be July 31, 2023 based on the Trust’s year-end 2016 reserve report. After the termination of the Trust, it will pay no further distributions.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur around or shortly after the termination or sale of the net profits interest. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

Net Profits Interest Overview

As of June 30, 2017, on a cumulative accrual basis, 7.40 MMBOE (70%) of the Trust’s total 10.61 MMBOE have been produced and sold or divested. Based on the Trust’s reserve report for the underlying properties as of December 31, 2016, the Trust’s 10.61 MMBOE are projected to be produced by July 31, 2023, shortly after which the Trust would terminate. Additionally, the 2016 year-end reserve report reflects expected annualized production decline rates of approximately 12.1% for oil and 15.4% for gas between 2017 and 2023, which estimates are derived from NYMEX oil and gas prices of $42.75 per Bbl and $2.49 per MMbtu as calculated pursuant to current SEC and FASB guidelines. As of July 28, 2017, the NYMEX oil and gas prices were $49.71 per Bbl and $2.94 per MMBtu, respectively.

Although oil and gas prices have stabilized since the lows experienced during the 2016 distribution periods, oil and gas prices historically have been volatile and may fluctuate widely in the future.  The Trust is unable to predict future commodity prices, and it appears likely that future distributions to Trust unitholders, if any, will continue to be impacted by lower oil and natural gas prices. Lower commodity prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties, which may in turn extend the length of time required to produce the Trust’s 10.61 MMBOE. Alternatively, higher commodity prices may potentially result in an increase in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties, however, higher prices could result in increases in costs of materials, services and personnel. Furthermore, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry-specific risks and uncertainties such as (i) oil and gas price declines, (ii) fixed and semi-variable costs not decreasing as fast as production volumes or (iii) expected future development being delayed, reduced or cancelled.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact.  No assurances can be given that such statements will prove to be correct. The estimated time when the Trust will terminate is based on the Trust’s reserve report of the underlying properties as of December 31, 2016 and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, uncertainty as to the timing of any such production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs.  Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Suite 500, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/